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                                                                 Exhibit 15.1


                      [LETTERHEAD OF ERNST & YOUNG, LLP]



June 15, 1995

The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Genentech, Inc. for the registration of 900,000 shares of its Redeemable Common Stock of our report dated April 10, 1995 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. which are included in its Form 10-Q for the quarter ended March 31, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                         Very truly yours,


                                         ERNST & YOUNG LLP